Exhibit 99.1

Inventure Foods Reports Fourth Quarter and Fiscal Year 2013 Financial Results

Fourth Quarter Revenues Increased 35.2% to $58.9 Million

Full Year Revenues Increased 16.4% to $215.6 Million

PHOENIX, Feb. 27, 2014 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods”), a leading specialty food marketer and manufacturer, today reported financial results for the fourth quarter and fiscal year ended December 28, 2013.

Fourth Quarter 2013 Highlights

•                  Net revenues increased 35.2% to $58.9 million.

•                  Adjusted EBITDA* increased 46.4% to $5.8 million.

•                  Diluted earnings per share was $0.10, or $0.14* adjusted for transaction related expenses.

Fiscal Year 2013 Highlights

•                  Net revenues increased 16.4% to $215.6 million.

•                  Adjusted EBITDA* increased 12.2% to $18.0 million.

•                  Diluted earnings per share was $0.33, or $0.38* adjusted for transaction related expenses.

“We are pleased to report strong net revenues for fiscal 2013, the highest in the Company’s history, and remain confident that we will continue our earnings improvement in fiscal 2014,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “Our team remains focused on our strategic vision to strengthen our core brand portfolios as we continue to expand our healthy / natural product portfolios. We believe the acquisitions we completed in 2013 will better position us to capitalize on our growth opportunities in the expanding better-for-you and snack food categories and enable us to generate long-term sustainable growth for our shareholders.”

(All comparisons above are to the fourth quarter and fiscal year 2012)

*Please see the tabular reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted diluted earnings per share, EBITDA and adjusted EBITDA to the most comparable GAAP financial measures.  This news release includes the financial measures “EBITDA” and “adjusted EBITDA”, “adjusted net income” and “adjusted diluted earnings per Share.”  These measurements are deemed “non-GAAP financial measures” under rules of the SEC, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.

Fourth Quarter Fiscal 2013

Net revenues increased 35.2% to $58.9 million, compared to $43.5 million in the prior year period. The increase in net revenues was due to a 55.8% increase in the healthy / natural product portfolio. Gross profit as a percent of net revenues decreased 190 basis points to 18.5% compared to 20.4% in the prior year. This decline is due to a decrease in gross margin in the snack segment related to increased manufacturing of co-packed products during the period, as well as a reduction in sales of certain licensed products.

Selling, general and administrative expenses increased $1.7 million or 27.1% to $7.8 million, compared to $6.1 million in the prior year period. As a percentage of net revenues, selling, general and administration expenses decreased 90 basis points to 13.2%, compared to 14.1% in the prior year period. The increase in selling, general and administrative expenses is due to approximately $1.1 million in transaction related expenses and increased commissions on higher revenue.

Net income was $2.0 million, or $0.10 diluted earnings per share for the fourth quarter of 2013 compared to $2.4 million, or $0.12 diluted earnings per share for the fourth quarter of 2012. Fourth quarter 2013 net income includes $0.8 million in transaction related expenses, net of tax, primarily attributable to the acquisition of Fresh Frozen Foods in November 2013. The comparable prior year period includes a gain of $0.7 million, net of tax, related to the sale of the DSD business. Adjusted fourth quarter diluted earnings per share* was $0.14 in the current year, compared to $0.08 in the prior period.

Adjusted EBITDA* increased 46.4% to $5.8 million, or 9.8% of net revenues, compared to $3.9 million, or 9.1% of net revenues in the prior year period.

Fiscal 2013

Net revenues increased $30.4 million, or 16.4% to $215.6 million, compared to $185.2 in the prior year. Gross profit as a percent of net revenues decreased 190 basis points to 18.0%, compared to 19.9% in 2012. This decline is due to a decrease in gross margin in the snack segment related to increased manufacturing of co-packed products during the period as well as a reduction in sales of certain licensed products. Healthy / natural products experienced revenue growth of 27.2% and represented 67.1% of net revenues, compared to 61.4% the prior year.

Selling, general and administrative expenses increased $2.5 million or 9.7% to $28.0 million compared to $25.5 million in the prior year. As a percentage of net revenues, selling, general and administration expenses decreased 80 basis points to 13.0%, compared to 13.8% in the prior year. Selling, general and administrative expenses include approximately $1.4 million in transaction related expenses.

Net income was $6.6 million, or $0.33 diluted earnings per share, in fiscal 2013, compared to $7.4 million, or $0.38 diluted earnings per share in the prior year. Net income in fiscal 2013 includes $0.9 million in transaction related expenses, net of tax, due to the acquisitions of Willamette Valley Fruit Company and Fresh Frozen Foods. The prior year includes a gain of $0.7 million, net of tax, related to the sale of the DSD business. Adjusted diluted earnings per share* was $0.38 in fiscal 2013, compared to $0.34 in the prior year.

Adjusted EBITDA* increased 12.2% to $18.0 million, or 8.3% of net revenues, compared to $16.0 million, or 8.7% of net revenues in the prior year period.

Segment Review

The Company has two reportable segments: frozen and snack. The frozen product segment includes frozen fruits, vegetables and beverages, for sale primarily to groceries, club stores and mass merchandisers. The Snack segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products and extruded product for sale primarily to snack food distributors and retailers.

Frozen Segment: Net revenues during the fourth quarter increased 59.4% to $35.1 million, compared to $22.0 million in the prior year period. Gross profit increased $3.0 million, or 73.0% to $7.1 million, compared to $4.1 million in the prior year period.

Net revenues for fiscal 2013 increased 29.0% to $117.1 million, compared to $90.8 million in the prior year.  Gross profit increased $5.2 million, or 29.9% to $22.7 million, compared to $17.5 million in the prior year.

Snack Segment: Net revenues during the fourth quarter increased 10.4% to $23.8 million, compared to $21.5 million in the prior year period. Gross profit decreased $1.0 million, or 21.3% to $3.8 million, compared to $4.8 the prior year period.

Net revenues for fiscal 2013 increased 4.3% to $98.5 million, compared to $94.4 million in fiscal 2012. Gross profit decreased $3.2 million, or 16.7% to $16.1, million compared to $19.4 million in the prior year.

Mr. McDaniel concluded, “We are pleased with the continued growth of our frozen and snack segments.  These results illustrate the success of our strategic initiatives as we strive to become a leading healthy/natural foods company and work to improve the performance of our indulgent product portfolio. We believe Inventure Foods is better positioned than ever before with the right team, products and financial flexibility to report another record performance in 2014 and to capitalize on the tremendous growth opportunities ahead of us.”

Conference Call

The Company will hold an investor conference call today at 11 a.m. Eastern time. The conference call is scheduled to begin at 11:00 a.m. ET on Thursday, February 27, 2014. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit CompanyTM, Fresh FrozenTM and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

John Mills/Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, our expectations regarding continued earnings improvement in fiscal 2014, the ability to strengthen our core brand portfolios and expand our health/natural product portfolios, the ability to capitalize on our growth opportunities in the better-for-you and snack food categories and to generate long-term sustainable growth for shareholders, and the ability to achieve a record performance in 2014 and capitalize on our growth opportunities. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net revenues	$58,852	$43,542	$215,580	$185,179
Cost of revenues	47,983	34,670	176,694	148,287
Gross profit	10,869	8,872	38,886	36,892
Operating expenses:
Selling, general & administrative expenses	7,795	6,133	28,036	25,548
Operating income	3,074	2,739	10,850	11,344
Non-operating (income) expense:
Gain on sale of DSD business	—	(1,101)	—	(1,101)
Interest expense, net	231	151	872	764
Income before income taxes	2,843	3,689	9,978	11,681
Income tax provision	836	1,325	3,360	4,232
Net income	$2,007	$2,364	$6,618	$7,449

Earnings per common share:
Basic	$0.10	$0.12	$0.34	$0.40
Diluted	$0.10	$0.12	$0.33	$0.38
Weighted average number of common shares:
Basic	19,454	19,075	19,360	18,821
Diluted	19,916	19,684	19,789	19,574

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 28, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$910	$419
Accounts receivable, net allowance	23,618	17,547
Inventories	43,086	27,071
Deferred income tax asset	755	1,030
Other current assets	1,223	1,323
Total current assets	69,592	47,390

Property and equipment, net	50,140	34,051
Goodwill	23,064	11,616
Trademarks and other intangibles, net	25,624	2,010
Other assets	1,671	827
Total assets	$170,091	$95,894

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,380	$12,178
Accrued liabilities	10,121	8,415
Current portion of long-term debt	6,110	1,646
Total current liabilities	35,611	22,239

Long-term debt, less current portion	61,865	6,897
Line of credit	3,223	10,117
Deferred income tax liability	4,188	3,968
Interest rate swaps	526	766
Other liabilities	5,525	808
Total liabilities	110,938	44,795

Shareholders’ equity:
Common stock	198	196
Additional paid-in capital	30,960	29,660
Accumulated other comprehensive loss	(244)	(378)
Retained earnings	28,710	22,092
	59,624	51,570

Less: treasury stock	(471)	(471)
Total shareholders’ equity	59,153	51,099
Total liabilities and shareholders’ equity	$170,091	$95,894

INVENTURE FOODS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Quarter Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Reconciliation — EBITDA (1):
Reported net income	$2,007	$2,364	$6,618	$7,449
Add back: Interest, net	231	151	872	764
Add back: Income tax provision	836	1,325	3,360	4,232
Add back: Depreciation	1,407	1,204	5,430	4,678
Add back: Amortization of intangible assets	200	2	288	23
EBITDA(1)	$4,681	$5,046	$16,568	$17,146
Adjustments:
Gain on sale of DSD business	—	(1,101)	—	(1,101)
Acquisition-related transaction costs	1,093	—	1,427	—
Adjusted EBITDA(1)	$5,774	$3,945	$17,995	$16,045

INVENTURE FOODS, INC. AND SUBSIDIARIES

ITEMS AFFECTING COMPARABILITY — RECONCILIATION OF ADJUSTED INFORMATION TO GAAP INFORMATION

(in thousands)

(unaudited)

	Quarter Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Reported net income	$2,007	$2,364	$6,618	$7,449
Gain on sale of DSD business, net of tax	—	(706)	—	(702)
Acquisition-related transaction costs, net of tax	772	—	946	—
Adjusted net income(2)	$2,779	$1,658	$7,564	$6,747
Adjusted diluted earnings per share(2)	$0.14	$0.08	$0.38	$0.34

(1)  EBITDA is defined as net income, net of taxes, interest expense, income taxes, depreciation and amortization. We further adjust EBITDA to exclude the gain on the sale of our DSD business and adjust for acquisition-related transaction costs, which include outside fees and expenses, and to ignore the effect of what we consider transactions or events not related to our core business to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. We present adjusted EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and it provides an overall evaluation of our financial condition. We include adjusted EBITDA in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  Adjusted EBITDA has certain inherent limitations as an analytical tool and should not be used in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. Further, EBITDA may not be comparable to similarly titled measures used by other companies.

(2)  Adjusted net income and adjusted diluted earnings per share permit a comparative assessment of our SG&A expenses, net income and diluted earnings per share by excluding certain one-time expenses, and merger and restructuring expenses to make a more meaningful comparison of our operating performance.